EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR SECOND QUARTER OF 2015

STUDIO CITY, Calif. — August 3, 2015 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and six months ended June 30, 2015.

Operating Highlights

•                  Double-digit advertising revenue growth. Second quarter advertising revenue grew 18% over the same period a year ago, driving 26% growth in Adjusted EBITDA.

•                  Hallmark Channel focused on seasonal programming. In second quarter 2015, the network hosted two programming events, The Heart of Mother’s Day and June Weddings. The events featured new original movie premieres, including Crown Media Productions’ A Country Wedding, which garnered a 2.1 household rating and became the most-watched June premiere among households (1.8 million) and total viewers (2.2 million) in network history.

•                  When Calls the Heart’s sophomore season again captivated viewers. The second season of the original scripted series When Calls the Heart culminated on a high note, averaging a 1.6 household ratings and propelling Hallmark Channel to the #1 rated and most watched cable network on Saturday’s 8 p.m. time period.

•                  Hallmark Movies & Mysteries’ continued to grow in double digits across all demographics. In second quarter 2015 the network was up 54% among households and 89% among 25 to 54 compared to the same period a year ago. The growth was primarily led by the success of character-driven movie mysteries such as Murder She Baked: A Chocolate Chip Cookie Mystery, the highest rated and most watched Hallmark Movies & Mysteries original movie premiere in network history with a 1.6 household rating and 1.1 million total viewers.

•                  2015 Refinancing. The Company closed on its $425 million of senior secured credit facilities consisting of (i) a five year $325 million term loan facility and (ii) a five year $100 million revolving credit facility. Proceeds were used to pay off the 2011 term loan in June and redeem the 2019 notes in July.

•                  Hallmark Channel and Hallmark Movies & Mysteries launched on AT&T. Commencing on July 23, 2015 the Company and AT&T launched Hallmark Channel and Hallmark Movies & Mysteries on AT&T U-verse TV; again making the channels available to U-verse subscribers.

“The strength of our original movies and series, the continued growth of Home & Family and our character-driven mysteries on Hallmark Movies & Mysteries solidified the Company’s economic performance over the first half of the year.” said Bill Abbott, President and CEO of Crown Media Family Networks. “Our ability to deliver quality, family entertainment continues to resonate with viewers, further positioning the Company to realize our strategic goals through the remainder of the year.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the second quarter of 2015 Crown Media reported revenue of $113.2 million, a 16% increase from $97.4 million in the second quarter of 2014. Advertising revenue increased 18% to $89.4 million from $75.8 million in the second quarter of 2014 due to ratings increases across both channels. Subscriber fee revenue decreased 2% to $20.6 million from $21.0 million in the second quarter of 2014 due to a decline in revenue from one distributor. Other revenue increased $2.7 million for the quarter as compared to the prior year’s quarter due to licensing revenue from original scripted series.

For the six months ended June 30, 2015, Crown Media reported revenue of $213.8 million, a 14% increase from $188.0 million for the six months ended June 30, 2014. Advertising revenue increased 16% to $168.5 million from $145.2 million for the six months ended June 30, 2014. The increase in advertising revenue is due to ratings increases across both channels. Subscriber fee revenue decreased 1% to $41.5 million from $42.0 million during the six months ended June 30, 2014. Other revenue increased $2.9 million period over period due to licensing revenue from original scripted series.

For the second quarter of 2015, cost of services increased 12% to $46.9 million from $41.7 million during the same quarter of 2014. Programming costs increased 11% quarter over quarter due to the amortization of the two original series, Good Witch and When Calls the Heart, during the second quarter of 2015 as compared to the amortization of Signed, Sealed, Delivered during the second quarter of 2014.  Operating costs increased $1.3 million quarter over quarter due to an increase in employee costs and bad debt expense related to slow paying customers.

For the six months ended June 30, 2015, cost of services increased 1% to $86.2 million from $85.4 million during the six months ended June 30, 2014. Programming costs decreased 2% period over period due to the timing and mix of aired programming.  Operating costs increased $2.3 million period over period due to an increase in employee costs, including severance, and bad debt expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 19% to $19.8 million for the second quarter of 2015 from $16.7 million during the same quarter of 2014 due to increases in employee costs, including contingent compensation and severance, and increases in depreciation expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 14% to $37.9 million for the six months ended June 30, 2015, from $33.2 million during the same period of 2014 due to increases in employee costs, including contingent compensation and severance, and increases in depreciation expense.

Marketing expense decreased $1.6 million during the second quarter of 2015 compared to the second quarter of 2014 due to the marketing campaign surrounding the Signed, Sealed, Delivered series in 2014. Marketing expense increased $1.8 million during the six months ended June 30, 2015, compared to the same period of 2014, due to the marketing campaign surrounding the Good Witch series in 2015 compared to marketing Signed, Sealed, Delivered in 2014.

Interest expense decreased $1.0 million for the second quarter of 2015, as compared to the second quarter of 2014, due to the decrease in the principal balance of the 2011 term loan and 2019 notes. Interest expense on the 2011 term loan was $1.6 million and $1.2 million for the three months ended June 30, 2014 and 2015, respectively. Interest expense on the 2019 notes was $8.1 million and $7.3 million for the three months ended June 30, 2014 and 2015, respectively.

Interest expense decreased $2.3 million for the six months ended June 30, 2015, as compared to the same period of 2014, due to the decrease in the principal balance of the 2011 term loan and 2019 notes. Interest expense on the 2011 term loan was $3.4 million and $2.7 million for the six months ended June 30, 2014 and 2015, respectively. Interest expense on the 2019 notes was $16.2 million and $14.7 million for the six months ended June 30, 2014 and 2015, respectively.

Provisions for income tax of $9.5 million and $11.8 million reflect effective tax rates of 37.3% and 37.0% for the three months ended June 30, 2014 and 2015, respectively. Provisions for income tax of $16.5 million and $22.6 million reflect effective tax rates of 37.0% for both the six months ended June 30, 2014 and 2015.

Adjusted EBITDA was $46.7 million for the second quarter of 2015 compared to $37.2 million for the second quarter of 2014. Cash provided by operating activities totaled $33.7 million for the second quarter of 2015 compared to $32.4 million for the second quarter of 2014. Net income to common shareholders for the quarter ended June 30, 2015, was $20.1 million, or $0.06 per share, compared to $16.0 million, or $0.04 per share in the second quarter of 2014.

Adjusted EBITDA was $87.0 million for the six months ended June 30, 2015, compared to $68.2 million for the same period of 2014. Cash provided by operating activities totaled $57.6 million for the six months ended June 30, 2015, compared to $37.0 million for the same period of 2014. Net income to common shareholders for the six months ended June 30, 2015, was $38.6 million, or $0.11 per share, compared to $28.0 million, or $0.08 per share for the same period of 2014.

Conference Call and Webcast to be Held Monday, August 3rd, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Monday, August 3rd, at 11:00 a.m., Eastern Time to discuss the results of the three and six months ended June 30, 2015. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 704-4237 (Domestic) or (201) 493-6718 (International). For those listeners accessing the call through the company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days, beginning approximately one hour after the call on Monday, August 3rd at (877) 660-6853 (Domestic) or (201) 612-7415 (International), using the access code 13613865.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 84 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Good Witch; as well as some of television’s most beloved sitcoms and series. Hallmark Channel is also home to annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming. Hallmark Channel’s sibling network, Hallmark Movies & Mysteries, is available in 56 million homes in HD and SD and is one of America’s fastest-growing cable networks. Recently rebranded from Hallmark Movie Channel, Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to annual holiday programming franchise, the Most

Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Revenue:
Advertising	$74,956	$88,860	$143,482	$167,238
Advertising by Hallmark Cards	870	500	1,725	1,259
Subscriber fees	20,957	20,571	41,971	41,467
Other revenue	570	3,317	850	3,796
Total revenue, net	97,353	113,248	188,028	213,760
Cost of services:
Non-affiliate programming	36,553	40,656	75,866	74,474
Hallmark Cards affiliate programming	918	755	1,766	1,695
Amortization of capital lease	289	290	578	579
Other costs of services	3,926	5,192	7,205	9,488
Total cost of services	41,686	46,893	85,415	86,236
Selling, general and administrative expense	16,111	19,185	32,112	36,627
Marketing expense	3,693	2,044	4,842	6,652
Depreciation and amortization expense	595	641	1,103	1,320
Income from operations before interest and income tax expense	35,268	44,485	64,556	82,925
Interest expense	(9,791)	(8,749)	(20,102)	(17,838)
Loss on early extinguishment of debt	—	(3,897)	—	(3,897)
Income from operations before income tax	25,477	31,839	44,454	61,190
Income tax expense	(9,515)	(11,777)	(16,454)	(22,622)
Net income	$15,962	$20,062	$28,000	$38,568

Net income per share — diluted	$0.04	$0.06	$0.08	$0.11
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of June 30,
	2014	2015

ASSETS

Cash and cash equivalents	$60,888	$72,710
Accounts receivable, less allowance for doubtful accounts of $265 and $598, respectively	118,277	107,081
Programming rights	85,950	86,569
Prepaid programming rights	33,844	31,783
Deferred tax asset, net	46,900	46,900
Prepaid and other assets	3,459	3,841
Total current assets	349,318	348,884
Long term receivable	—	914
Programming rights	221,664	236,608
Prepaid programming rights	5,938	2,773
Property and equipment, net	10,763	9,376
Deferred tax asset, net	147,468	126,272
Transaction costs, net	227	3,091
Other assets	5,051	4,506
Goodwill	314,033	314,033
Total assets	$1,054,462	$1,046,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$29,588	$22,908
Audience deficiency reserve liability	5,926	6,370
Programming rights payable	66,726	62,247
Payables to Hallmark Cards affiliates	150	221
Interest payable	13,079	13,089
Current maturities of long-term debt	20,000	4,063
Total current liabilities	135,469	108,898
Accrued liabilities	17,629	19,647
Programming rights payable	45,676	43,370
Long-term debt, net of current maturities	362,050	342,336
Total liabilities	560,824	514,251

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2014 and June 30, 2015	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated deficit	(1,572,777)	(1,534,209)
Total stockholders’ equity	493,638	532,206
Total liabilities and stockholders’ equity	$1,054,462	$1,046,457

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015

Net income	$15,962	$20,062	$28,000	$38,568
Loss on early extinguishment of debt	—	3,897	—	3,897
Depreciation and amortization	884	931	1,681	1,899
Interest expense	9,791	8,749	20,102	17,838
Income tax expense	9,515	11,777	16,454	22,622
Long term incentive plan expense	1,044	1,298	1,928	2,170
Restricted stock unit compensation	6	—	37	—
Adjusted earnings before interest, taxes, depreciation and amortization	$37,202	$46,714	$68,202	$86,994

Programming and other amortization	38,225	42,191	79,161	77,738
Provision for allowance for doubtful account	108	563	113	693
Changes in operating assets and liabilities:
Change to programming rights	(31,312)	(36,479)	(110,803)	(91,733)
Change to prepaid programming rights	3,440	2,918	672	5,226
Change in programming rights payable	(11,410)	(12,156)	3,207	(6,786)
Interest paid	(1,547)	(1,141)	(19,186)	(16,956)
Changes in other operating assets and liabilities, net of adjustments above	(2,325)	(8,957)	15,584	2,386
Net cash provided by operating activities	$32,381	$33,653	$36,950	$57,562

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015

Net cash provided by operating activities	$32,381	$33,653	$36,950	$57,562
Net cash used in investing activities	(1,115)	(1,391)	(1,280)	(1,587)
Net cash used in financing activities	(322)	(23,806)	(25,642)	(44,153)
Net increase in cash and cash equivalents	30,944	8,456	10,028	11,822
Cash and cash equivalents, beginning of period	42,834	64,254	63,750	60,888
Cash and cash equivalents, end of period	$73,778	$72,710	$73,778	$72,710